   As filed with the Securities and Exchange Commission on December 21, 2001
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                              STARBASE CORPORATION
             (Exact name of registrant as specified in its charter)

       DELAWARE                    7372                         33-0567363
   (State or other      (Primary Standard Industrial          (IRS employer
   jurisdiction of       Classification Code Number)      Identification number)
   incorporation or
    organization)

                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DOUGLAS S. NORMAN
                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                    COPY TO:
                           Martin Eric Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                               New York, NY 10174
                                 (212) 704-6000

--------------------------------------------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
                                               Proposed
                                 Amount         Maximum
 Title of each class of          To Be         Aggregate       Proposed Maximum       Amount of
    Securities to be           Registered      Price Per           Aggregate        Registration
       registered                 (1)           Share(2)        Offering Price           Fee
--------------------------    -----------      ----------     ------------------    -------------
Common Stock, par value
$0.01 per share                14,117,429       $0.645          $ 9,105,741.71        $ 2,176.27
                               ----------                       ----------------      -----------
Common Stock, par value
$0.01 per share                 5,555,554       $0.6534           3,629,998.98            867.57
                               ----------                       ----------------      -----------
Total                          19,672,983                       $12,735,740.69        $ 3,043.84
                               ==========                       ================      ===========


(1) Represents the shares of common stock being registered for resale by the selling stockholders. This Registration Statement covers 100% of the common stock issued upon conversion of convertible debentures and 200% of the number of shares of common stock issuable (i) upon conversion of convertible debentures issued to the selling stockholders, and (ii) upon exercise of warrants issued to the selling stockholders. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions included in the convertible debenture and warrant agreements, including, among others, stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended, based on the average ($0.645) of the high ($0.69) and low ($0.60) price of the common stock on the Nasdaq National Market(R) on December 14, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                      An Exhibit Index appears on page E-1

The information on this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED December 21, 2001

                                   PROSPECTUS

                                19,672,983 SHARES

                              STARBASE CORPORATION

                                  COMMON STOCK
                            PAR VALUE $0.01 PER SHARE

- The shares of common stock offered by this prospectus are being sold by the selling stockholders.

- We will not receive any proceeds from the sale of these shares. We will receive proceeds from the exercise of warrants issued to the selling stockholders and those proceeds will be used for general corporate purposes.

- Our common stock is traded on the Nasdaq National Market (R) under the symbol "SBAS." On December 20, 2001, the last reported sale price for our common stock as reported by the Nasdaq National Market(R) was $0.64 per share.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

           ----------------------------------------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           ----------------------------------------------------------




                The date of this prospectus is December ___, 2001

                                TABLE OF CONTENTS

Company Summary.....................................................................3
Risk Factors........................................................................4
Forward-Looking Statements.........................................................12
Use of Proceeds....................................................................12
Selling Stockholders...............................................................12
Plan of Distribution...............................................................16
Where You Can Find More Information................................................17
Indemnification of Directors and Officers..........................................18
Legal Matters......................................................................19
Experts............................................................................19

                                 COMPANY SUMMARY

This registration statement covers the registration of up to 19,672,983 shares of our common stock that may be issued upon the conversion of the $3.1 million of convertible debentures and warrants that we issued in November and December 2001.

We provide end-to-end collaborative products for the development and management of integrated content and code for eBusiness applications. Our flagship product, StarTeam, focuses primarily on supporting collaboration, configuration and change management for code developers. Our recent acquisitions have added capabilities for Web content management and requirements and test management. CaliberRM and CaliberRBT from the former Technology Builders, Inc., provide web-based requirements management and test-case generation, respectively. Together with our best-of-breed partner technologies and our new Galaxy Peer-2-Peer technology, we have extended our solution to provide an integrated, collaboration suite that covers the complete software code and content development lifecycle.

During the quarter ended September 30, 2001, our operating loses, negative cash-flows and negative working capital raised issues as to our ability to continue as a going concern for a reasonable amount of time. Subsequently, we raised $3.0 million through the issuance of convertible debentures in November and December 2001 and reduced our headcount by 11% in October 2001. We believe that these actions together with anticipated revenues from the sale of our products will allow us to continue as a going concern until at least March 31, 2002.

                                  RISK FACTORS

OUR BUSINESS IS SUBJECT TO A VARIETY OF RISKS AND SPECIAL CONSIDERATIONS. AS A RESULT, OUR PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS DOCUMENT AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, BEFORE DECIDING TO INVEST IN OUR SHARES OF COMMON STOCK.

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. IF WE ARE ADVERSELY AFFECTED BY SUCH RISKS, THEN THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

IF OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, THE PRICE OF OUR COMMON STOCK MAY DECLINE

Our revenues and operating results for any quarter are not necessarily indicative of results to be expected in future periods. We expect our common stock price to vary with our operating results and, consequently, any adverse fluctuations in our operating results could have an adverse effect on our stock price. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include:

     - the size and timing of customer orders and the recognition of revenue from those orders;

     -    changes in budgets or purchasing patterns of our customers;

     - increased pricing pressure from competitors in the software and Internet industries;

     - the introduction and market acceptance of new technologies and standards;

     - the integration of people, operations, and products from acquired businesses and technologies;

     -    changes in operating expenses and personnel; and

     - changes in general and specific economic conditions in the software and Internet industries.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR FUTURE LOSSES

Since our inception, we have had a history of losses and as of September 30, 2001 we had an accumulated deficit of $137,214,000. Further, the cash requirements to run our business have been and will continue to be significant. In the past, we have had negative cash flow from operations. We anticipate incurring additional losses until we can successfully develop, market and distribute our products. Developing software products is difficult and time consuming and requires the coordinated participation of various technical and marketing personnel and, at times, independent third-party suppliers. This development process often encounters unanticipated delays and expenses. The likelihood of the success of our business must be considered in light of the problems, expenses, difficulties, complications and unforeseen delays frequently encountered in connection with the development of new software technologies. Further, our ability to achieve or sustain our revenue or profit goals depends on a number of factors outside of our control, including the extent to which:

     - there is market acceptance of commercial services utilizing our products;

     - our competitors announce and develop competing products or significantly lower their prices; and

     -    our customers promote our product.

WE HAVE PREVIOUSLY INCURRED AND MAY INCUR FUTURE IMPAIRMENT LOSSES RELATED TO INTANGIBLE ASSETS FROM PRIOR ACQUISITIONS WHICH COULD AFFECT OUR FUTURE OPERATING RESULTS

During the quarter ended September 30, 2001, we had an impairment write-down of $36.3 million related to intangible assets from prior acquisitions. If our operating performance and the overall market environment does not improve, we may incur additional write-downs of our remaining intangible assets which could materially affect our financial position, operating results and our ability to raise additional financing.

WE RELY HEAVILY ON SALES OF STARTEAM AND IF IT DOES NOT SUSTAIN OR INCREASE IN MARKET ACCEPTANCE, WE ARE LIKELY TO EXPERIENCE LARGER LOSSES

For the quarter ended September 30, 2001, we generated 41% of our total revenues and 49% of our licensing revenues from licenses of our StarTeam product line. We believe that revenues generated from StarTeam will continue to account for a large percentage of our revenues for the foreseeable future. A decline in the price of, or demand for, StarTeam would have a material adverse effect on our business, operating results and financial condition. The following events may reduce the demand for StarTeam:

     -    competition from other products;

     - flaws in our software products or incompatibility with third-party hardware or software products;

     -    negative publicity or evaluation of our company; or

     - obsolescence of the hardware platforms or software environments in which our systems run.

In addition, our future financial performance will depend upon successfully developing and selling enhanced versions of StarTeam. If we fail to deliver product enhancements or new products for our customers it will be difficult for us to succeed.

WE FACE INTENSE COMPETITION FOR EBUSINESS SOFTWARE, WHICH COULD MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS

The eBusiness software market is intensely competitive and rapidly evolving. Our customers' requirements and the technology available to satisfy those requirements continually change. We expect competition to intensify in the future. Our principal competitors include in-house development efforts by potential customers or partners, vendors of code management software, and vendors of content management software. Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors may bundle their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software. If we fail to compete successfully against current or future competitors, we could lose customers and our business, operating results and financial condition would suffer.

THE SALES CYCLE FOR OUR PRODUCTS CAN BE LONG AND MAY HARM OUR OPERATING RESULTS

The period of time between initial customer contact and an actual sales order may span several months. This long sales cycle increases the risk that we will not forecast our revenue accurately and adjust our expenditures accordingly. The longer the sales cycle, the more likely a customer is to decide not to purchase our products or to scale down its order of our products for various reasons, including changes in our customers' budgets and purchasing priorities, and actions by competitors, such as the introduction of new products and price reductions. In addition, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our products, which may cause additional delays during the evaluation process.

IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, OUR OPERATING RESULTS MAY SUFFER

Our success depends on our ability to attract and retain qualified, experienced employees. We compete in a relatively new market and there are a limited number of people who have acquired the skills needed to provide the services that our clients demand. We compete for experienced engineering, sales and consulting personnel with Internet professional services firms, software vendors, consulting firms and professional services companies. Since we may issue options as compensation to recruit employees, the volatility of the market price of our common stock may make it difficult for us to attract and retain highly qualified employees.

In addition, our customers that license our software generally engage our professional services organization to assist with support, training, consulting and implementation of their Web solutions. While we have recently established relationships with some third-party service providers, we continue to be the primary provider of these services. Competition for qualified services personnel with the appropriate Internet specific knowledge is intense. We could also experience deterioration in service levels or decreased customer satisfaction. Any of these events could disrupt our business and have a materially adverse effect on our business, operating results and financial condition.

IF WE DO NOT DEVELOP OUR INDIRECT SALES CHANNEL, OUR REVENUES MAY DECLINE

Domestic and international resellers and original equipment manufacturers may be able to reach new customers more quickly or more effectively than our direct sales force. Although we are currently investing and plan to continue to invest significant resources to develop these indirect sales channels, we may not succeed in establishing a channel that can market our products effectively and provide timely and cost-effective customer support and services. In addition, we may not be able to manage conflicts across our various sales channels, and our focus on increasing sales through our indirect channel may divert management resources and attention from our direct sales efforts.

IF WE DO NOT CONTINUE TO RECEIVE REPEAT BUSINESS FROM EXISTING CUSTOMERS, OUR REVENUE WILL SUFFER

We generate a significant amount of our software license revenues from existing customers. Most of our current customers initially purchase a limited number of licenses as they implement and adopt our products. Even if the customer successfully uses our products, customers may not purchase additional licenses to expand the use of our products. Purchases of expanded licenses by these customers will depend on their success in deploying our products, their satisfaction with our products and support services and their use of competitive alternatives. A customer's decision to widely deploy our products and purchase additional licenses may also be affected by factors that are outside of our control or which are not related to our products or services. In addition, as we deploy new versions of our products or introduce new products, our current customers may not require the functionality of our new products and may decide not to license these products.

OUR FUTURE REVENUES COULD BE AFFECTED IF OUR PRODUCTS BECOME OBSOLETE BECAUSE WE ARE UNABLE TO ADAPT TO THE RAPID CHANGES IN THE EBUSINESS MARKET

Rapidly changing Internet technology and standards may impede market acceptance of our products. The continued success of our products will require us to develop and introduce new technologies and to offer functionality that we do not currently provide. We may not be able to quickly adapt our products to new Internet technology. If Internet technologies emerge that are incompatible with StarTeam or other new Internet products that we develop, our products may become obsolete and existing and potential new customers may seek alternatives. The following factors characterize the markets for our products:

     -    rapid technological advances;

     -    evolving industry standards, including operating systems;

     -    changes in end-user requirements; and

     -    frequent new product introductions and enhancements.

To succeed, we will need to enhance our current products and develop new products on a timely basis to stay current with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our customers. Internet commerce technology, particularly eBusiness software technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could cause us to lose market share and have a material adverse effect on our business, operating results and financial condition.

IF WE FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS, THE MARKET ACCEPTANCE OF OUR PRODUCTS AND OUR FINANCIAL PERFORMANCE MAY SUFFER

To offer products and services to a larger customer base our direct sales force depends on strategic partnerships and marketing alliances to obtain customer leads, referrals and distribution. If we are unable to maintain our existing strategic relationships or fail to enter into additional strategic relationships, our ability to increase our sales will be harmed. We would also lose anticipated customer introductions and co-marketing benefits. In addition, our strategic partners may not regard us as significant for their own businesses. Therefore, they could reduce their commitment to us or terminate their relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our products and services. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

IF WE ARE UNABLE TO FURTHER INTEGRATE THE OPERATIONS OF TECHNOLOGY BUILDERS, INC., WE MAY NOT BE ABLE TO SUCCESSFULLY CONTINUE TO DEVELOP AND MARKET TECHNOLOGY BUILDERS' PRODUCTS AND OUR REVENUES MAY SUFFER

We acquired Technology Builders, Inc. on February 23, 2001. The success of this acquisition will depend on our ability to:

     -    successfully integrate and manage its technology and operations;

     -    retain its software developers;

     - develop and market new products and enhance existing products based on its technology; and

     -    retain its customer base.

Our failure to successfully address the risks associated with our acquisition of Technology Builders could hurt our ability to develop and market products based on Technology Builder's technology.

WE MAY ACQUIRE ADDITIONAL TECHNOLOGIES OR COMPANIES IN THE FUTURE AND THESE ACQUISITIONS COULD RESULT IN DILUTION TO OUR STOCKHOLDERS AND/OR DISRUPTION OF OUR BUSINESS

We may acquire additional technologies, assets or companies in the future through a merger, acquisition, joint venture or other structure. We may not be able to identify, acquire, profitably manage or successfully integrate any acquired business without substantial expense, delay or other operational or financial problems. Entering into an acquisition entails many risks, including:

     -    diversion of management's attention from other business concerns;

     -    failure to integrate and manage the combined company's business;

     - potential loss of key employees, including software developers and other information technology, or IT professionals, from either our business or an acquired business;

     - dilution to our existing stockholders as a result of issuing common stock or other securities in connection with an acquisition; and

     -    assumption of liabilities of an acquired company.

Any of these risks could significantly harm our business, operating results or financial condition or result in dilution to our stockholders.

WE HAVE LIMITED EXPERIENCE CONDUCTING OPERATIONS INTERNATIONALLY, WHICH MAY MAKE OVERSEAS EXPANSION MORE DIFFICULT AND COSTLY

To date, we have derived most of our revenues from sales to North American customers. We plan to expand our international operations in the future. There are many barriers and risks to competing successfully in the international marketplace, including:

     -    costs of customizing products for foreign countries;

     -    foreign currency risks;

     -    dependence on local vendors;

     - compliance with multiple, conflicting and changing governmental laws and regulations;

     -    longer sales cycles; and

     -    import and export restrictions and tariffs.

As a result of these competitive barriers to entry and risks, we cannot assure you that we will be able to successfully market, sell and deliver our products and services in international markets.

IF WE FAIL TO EFFECTIVELY MANAGE AND SUPPORT OUR ANTICIPATED GROWTH IN OPERATIONS, WE MAY NOT ACHIEVE FUTURE REVENUE GROWTH AND PROFITABILITY

To succeed in the implementation of our business strategy, we must rapidly execute our sales strategy, further develop and enhance products and expand our service capabilities. To manage anticipated growth resulting from this strategy, we must:

     - continue to implement and improve our operational, financial and management information systems;

     -    hire, train and retain qualified personnel;

     -    continue to expand and upgrade core technologies; and

     - effectively manage multiple relationships with our customers, applications developers and other third parties.

If we fail to manage and support our growth as planned, our business strategy, the anticipated growth in revenues and our profitability may not be achieved.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN THE USE OF OUR TECHNOLOGY BY COMPETITORS OR OTHER THIRD-PARTIES

Our success depends significantly on our ability to protect our proprietary technologies. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services to our detriment. We rely on a combination of trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means provide only limited protection.

OUR PRODUCTS USE TECHNOLOGY THAT MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION AND OTHER COSTS

As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. For example, we inadvertently may be infringing a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware, which will cause us to infringe such patent when it is issued in the future. To address any patent infringement claims, we may have to enter into royalty or licensing agreements on commercial terms that are not favorable to us. A successful claim of patent infringement against us, or our failure to license the infringed or similar technology, may cause us to delay or cancel shipment of our products or result in significant costs. This could hurt our revenues and profitability and result in a material adverse effect on our business, operating results and financial condition. In addition, any infringement claims, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business.

OUR FAILURE TO DELIVER DEFECT-FREE SOFTWARE COULD RESULT IN GREATER LOSSES AND HARMFUL PUBLICITY

Our software products are complex and may contain defects or failures. Moreover, third parties may develop and spread computer viruses that may damage the functionality of our software products. Any of these events may result in delayed or lost revenues, loss of market share, failure to achieve market acceptance, reduced customer satisfaction, diversion of development resources, product liability or warranty claims against us, and damage to our reputation. Although we maintain liability insurance, this insurance coverage may not be adequate to cover losses from claims against us. Further, defending a product liability lawsuit, regardless of its merits, could harm our business because it entails substantial expense and diverts the time and attention of key management personnel.

IF INTERNET EBUSINESS DOES NOT CONTINUE TO GROW, WE MAY SUFFER A MATERIAL ADVERSE EFFECT IN OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION

Our future success depends heavily on the Internet being accepted and widely used for commerce. If Internet commerce does not continue to grow or grows more slowly than expected, our business, operating results and financial condition would be materially adversely affected. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. Enterprises that have already invested substantial resources in other methods of conducting eBusiness may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Any of these factors could inhibit the growth of eBusiness solutions and in particular the market's acceptance of our products and services. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation, could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

THERE IS SUBSTANTIAL RISK THAT FUTURE REGULATIONS LIMITING THE GROWTH OF INTERNET COMMERCE COULD BE ENACTED THAT MAY DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS

As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt new legislation or regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, these laws, rules or regulations could directly or indirectly harm us to the extent that they impact our business, customers and potential customers. We cannot predict if or how any future legislation or regulations would impact our business. Although many of these regulations may not apply to our business directly, we expect that laws regulating or affecting commerce on the Internet could indirectly harm our business.

IF WE ARE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS INCLUDING MEETING OUT DEBT COVENANTS, WE WILL BE UNABLE TO DEVELOP OUR PRODUCTS, ENGAGE IN FUTURE OPPORTUNITIES OR RESPOND TO COMPETITION PRESSURES

To meet our future working capital and capital expenditure requirements, we may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. We have also experienced defaults on our line of credit agreement in the past but have received waivers related to such defaults. If we continue to experience such defaults, we may not be able to receive waivers related to the defaults, which could cause the amounts due on the line of credit to become immediately repayable. Such immediate repayment could severely impact our cash flow requirements. If we cannot raise necessary funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements, which could have a material adverse effect on our business, operating results and financial condition.

                          FORWARD - LOOKING STATEMENTS

        In this prospectus, we make statements about our future financial condition, results of operations and business. These are based on estimates and assumptions made from information currently available to us. Although we believe these estimates and assumptions are reasonable, they are uncertain. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, except, anticipate, intend, estimate, continue, believe or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus.

                                 USE OF PROCEEDS

        The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares. We will receive proceeds from the exercise of the warrants. If all the warrants were exercised, we would receive approximately $1,815,000. The proceeds from the exercise of the warrants will be used for general corporate purposes. We will bear all expenses relating to this registration except for brokerage or underwriting commissions and expenses, if any, which the selling stockholders will pay.

                              SELLING STOCKHOLDERS

        This prospectus covers the resale by the selling stockholders of 1,912,787 shares of common stock issued upon conversion of convertible debentures and up to 13,354,039 shares of our common stock issuable upon conversion of the $3.0 million convertible debentures issued to such selling stockholders. This amount is an estimate and is not a prediction of the actual number of shares of common stock we will issue upon conversion of the convertible debentures. This prospectus also covers the resale by selling stockholders of up to 5,050,504 shares of our common stock issuable upon exercise of warrants issued in connection with the issuance of the convertible debentures.

        Except as indicated in the tables below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares owned by each named selling stockholder. The selling stockholders acquired all of these shares in connection with the issuance of the convertible debentures and warrants.

        We are registering the shares of common stock offered in this prospectus with the SEC to permit public secondary trading. As a result, the selling stockholders may offer all or part of the shares for resale to the public from time to time.

        The table below lists information regarding the selling stockholders' ownership of shares of our common stock. Information concerning the selling stockholders may change from time to time. To the extent that the selling stockholders or any of their representatives advise us of such changes, we will report those changes in a supplement to this document, if required. Except as set forth in this prospectus, to our knowledge, no selling stockholder has held any position of office, or has had any material relationship, with us or any parties related to us, within the past three years. The percentage of ownership columns set forth in the tables below are based upon 69,905,580 shares of common stock outstanding as of November 20, 2001 plus the number of shares beneficially owned by the selling stockholder.

        Included in the list of selling stockholders is the resale of up to 763,390 shares of common stock issuable upon conversion of a convertible debenture issued to Intercoastal Financial Services Corp. and up to 505,050 shares of common stock issuable upon exercise of warrants issued to Intercoastal Financial Services Corp. for services rendered in connection with the private placement.

        The Amount Offered column assumes no sales are effected by the selling stockholders during the offering period other than under the registration statement.


                                                   Percentage                    Amount      Percentage
                                       Amount     Beneficially                Beneficially  Beneficially
                                    Beneficially     Owned                       Owned         Owned
                                    Owned Prior     Prior to        Amount     Following     Following
            Name                    to Offering     Offering       Offered      Offering      Offering
-----------------------------       ------------  ------------    ---------   ------------  ------------
Stonestreet Limited
Partnership(1)                        1,698,684       2.4%        2,119,559         0             0%
Alpha Capital
Aktiengesellschaft(2)                 2,370,239       3.3         4,653,479         0             0
Niles Holdings Limited(3)             1,693,191       2.4         3,386,382         0             0
Bristol Investment Fund, Ltd.(4)      2,116,490       3.0         4,232,980         0             0
SDS Merchant Fund, LP(5)                846,596       1.2         1,693,192         0             0
Manchester Asset Management(6)          843,398       1.2         1,686,796         0             0
Ellis Enterprises, Inc.(7)              505,892         *           632,155         0             0
Intercoastal Financial
Services(8)                             634,220       1.0         1,268,440         0             0

------------------------
* Represents less than one percent.

(1) The amount offered includes 1,277,809 shares of common stock converted from the convertible debentures and 841,750 shares issuable upon exercise of warrants. Michael Finkelstein, Vice-President of Stonestreet Limited Partnership, is the natural person who exercises control over these shares.

(2) The amount offered includes 255,349 shares of common stock converted from the convertible debentures and 3,177,592 shares of common stock issuable upon conversion of convertible debentures and 1,220,538 shares issuable upon exercise of warrants. Konrad Ackermann, a director of Alpha Capital Aktiengesellschaft, is the natural person who exercises control over these shares.

(3) The amount offered includes 2,544,632 shares of common stock issuable upon conversion of convertible debentures and 841,750 shares issuable upon exercise of warrants. C.B. Williams is the natural person who exercises control over these shares.

(4) The amount offered includes 3,180,792 shares of common stock issuable upon conversion of convertible debentures and 1,052,188 shares issuable upon the exercise of warrants. Paul Kessler, a director of Bristol Investment Fund, Ltd., is the natural person who exercises control over these shares.

(5) The amount offered includes 1,272,316 shares of common stock issuable upon conversion of convertible debentures and 420,876 shares issuable upon the exercise of warrants. Steve Derby, managing member of SDS Management LP, the managing member of SDS Merchant Fund, LP, is the natural person who exercises control over these shares.

(6) The amount offered includes 1,265,920 shares of common stock issuable upon conversion of convertible debentures and 420,876 shares issuable upon the exercise of warrants. Anthony L.M. InderRieden, a director of Manchester Asset Management, is the natural person who exercises control over these shares.

(7) The amount offered includes 379,629 shares of common stock converted from the convertible debentures and 252,526 shares issuable upon the exercise of warrants. Julian Unger, Director, is the natural person who exercises control over these shares.

(8) The amount offered includes 763,390 shares of common stock issuable upon conversion of securities with the same terms as the convertible debentures and 505,050 shares issuable upon the exercise of warrants. Roy C. Zentz, President of Intercoastal Financial Services Corp., is the natural person who exercises control over these shares.

Private Placement

        On November 20, 2001, we entered into a Convertible Debenture and Warrant Purchase Agreement with the selling stockholders. Pursuant to this agreement, the selling stockholders agreed to purchase an aggregate of $3,000,000 in 7% convertible debentures and warrants. The purchase of the convertible debentures and the warrants took place in two tranches. The first tranche closing occurred on November 21, 2001 and the second tranche closing occurred on December 18, 2001.

Convertible Debentures

         The convertible debentures are due three years from the date of issuance to the selling stockholders. The selling stockholders may convert the convertible debentures into shares of common stock at a conversion price equal to the lesser of $0.594 and 80% of the average of the five lowest closing bid prices of the common stock as traded on the Nasdaq National Market System (R) for the ten trading days ending on the trading day immediately before the day the selling stockholder submits to us a notice of conversion.

        We have converted $750,000 worth of convertible debentures into 1,912,787 shares of common stock. The following table sets forth the number of shares of common stock we would be required to issue upon conversion of the remaining convertible debentures at the approximate conversion price of $0.40 per share of common stock as of December 19, 2001 and the total number of shares of common stock that would be outstanding after such a conversion. The table also sets forth the number of shares of common stock we would be required to issue assuming (i) increases of 50% and 25% in the assumed conversion price, and
(ii) decreases of 25%, 50% and 75% in the assumed conversion price. The table excludes the impact of the exercise of warrants.

-------------------------- ------------------------------- -------------------------------
                                                           Approximate Total Number of
                                                           Shares of Common Stock
                                                           Outstanding Upon Conversion
Assumed Conversion Price   Approximate Number of Shares    (Based on 74,729,376 common
per Share                  of Common Stock                 shares outstanding on
Of Common Stock            Issuable Upon Conversion        December 19, 2001)
-------------------------- ------------------------------- -------------------------------
$0.60 (+50%)                            4,063,187                      78,792,563
-------------------------- ------------------------------- -------------------------------
$0.50 (+25%)                            4,827,067                      79,556,443
-------------------------- ------------------------------- -------------------------------
$0.40                                   6,033,833                      80,763,209
-------------------------- ------------------------------- -------------------------------
$0.30 (-25%)                            8,045,111                      82,774,487
-------------------------- ------------------------------- -------------------------------
$0.20 (-50%)                           12,067,667                      86,797,043
-------------------------- ------------------------------- -------------------------------
$0.10 (-75%)                           24,135,333                      98,864,709
-------------------------- ------------------------------- -------------------------------

        In the convertible debenture agreements, we have the option of redeeming all or any portion of the outstanding principal amount and accrued and unpaid interest owing under the convertible debenture upon five days prior written notice to the selling stockholders for a cash price equal to the percentage of the principal amount, plus any accrued by unpaid interest and liquidated damages, if any, outstanding as of the redemption date as specified in the following table. The percentages for the payment of the cash amount in connection with the redemption is based upon the number of days that have elapsed since November 21, 2001, the first tranche closing date of the private placement, until such time as we elect to exercise our option to redeem the convertible debentures.

---------------------------------------------- -------------------------------------------
                                               Percentage of Principal amount plus any
                                               accrued but unpaid interest and/or
Number of days from November 21, 2001 that     liquidated damages outstanding as of the
redemption occurs                              redemption date
---------------------------------------------- -------------------------------------------
Within 60 days                                 105%
---------------------------------------------- -------------------------------------------
61 through 120 days                            110%
---------------------------------------------- -------------------------------------------
121 through 180 days                           115%
---------------------------------------------- -------------------------------------------
181 or more days                               120%
---------------------------------------------- -------------------------------------------

        We also have the option under the convertible debentures to force the selling stockholders to convert the convertible debentures upon the occurrence of the following events:

- if after twelve months following the effective date of the registration statement the closing bid price for the common stock exceeds $5.00 for a period of ten consecutive trading days;

- if the shares of common stock underlying the convertible debentures are registered; and

- the registration statement for the shares of common stock underlying the convertible debentures shall have been continually effective, without lapse, for a period of six months.

        If any of the convertible debentures remains outstanding as of November 20, 2004, the third anniversary of the first tranche closing date, the convertible debentures must be converted by the selling stockholders on that date at the then applicable conversion rate. The conversion rate is the number of fully paid and non-assessable shares of common stock as determined by dividing (x) that portion of the outstanding principal balance being converted by (y) the conversion price.

        In the event we enter into a major transaction such as a consolidation, merger or other business combination, the sale or transfer of all or substantially all of our assets, or the consummation of a purchase, tender or exchange offer made to the holders of more than 30% of the outstanding shares of our common stock, the selling stockholders have the right, at their option, to require us to prepay all or a portion of their convertible debentures at a price equal to the greater of (i) 120% of the aggregate principal amount of the debentures and (ii) the product of (A) the conversion rate and (B) the closing bid price of the common stock on the trading day immediately preceding the major transaction.

        The selling stockholders also have the option to grant to us an option to prepay all or any portion of the outstanding principal amount of the convertible debentures, together with all accrued and unpaid interest within ten days of the option grant by the selling stockholders. If we elect to exercise the option, upon five days written notice to the selling stockholders, we will prepay all or a portion of the outstanding convertible debentures at a price equal to 115% of the aggregate principal amount of the debentures plus any accrued but unpaid interest.

Warrants

        In connection with the private placement, the selling stockholders received warrants to purchase up to 2,777,777 shares of common stock. The warrants are exercisable for a period of five years from the date of issuance to the selling stockholders at an exercise price of $0.6534 per share.

Registration Rights

        We entered into a registration rights agreement with the selling stockholders, in which we agreed to file a registration statement covering the resale of the shares of common stock underlying the convertible debentures and warrants. We agreed to register no less than 200 % of the maximum number of shares of common stock issuable upon conversion of the convertible debentures and upon exercise of the warrants. We calculated the maximum number of shares of common stock to be registered by assuming that the conversion and exercise occurred on the closing of the second tranche or on the filing date of the registration statement, whichever date resulted in the greater number of shares of common stock to be registered.

        We agreed in the convertible debenture and warrant purchase agreement and in the registration rights agreement to prepare and file the registration statement and we agreed to bear all expenses, including fees and expenses of the selling stockholder's counsel up to $40,000. Accordingly, in recognition of the fact that the selling stockholders may wish to be legally permitted to sell the shares when it deems appropriate, we filed with the SEC a registration statement on Form S-3, of which this prospectus is part. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the date on which the shares offered in this prospectus may be resold by the selling stockholders without registration or without regard to volume limitations by reason of Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect.

        Because the selling stockholders may offer all or some of the shares which they hold pursuant to the offering contemplated by this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the selling stockholders' shares, we have estimated that the selling stockholders will hold no shares after the completion of this offering. However, our registration of the shares does not necessarily mean that the selling stockholders will sell any or all of their shares, and the selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or part, any proposed sale of shares.

        This prospectus also covers any additional shares of common stock that become issuable in connection with shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

        The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

        - on any U.S. securities exchange on which our common stock may be listed at the time of such sale;

        -    in the over-the-counter market;

        - in transactions other than on such exchanges or in the over-the-counter market;

        -    in connection with short sales; or

        -  in a combination of any of the above transactions.

        The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

        The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers may either receive discounts or commission from the selling stockholder, or they may receive commissions from the purchasers of shares of common stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities under the prospectus.

        The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act of 1933. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act of 1933.

        As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer to sell the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act of 1933,, we will file a supplemental prospectus to disclose:

                (1)  the name of any such broker-dealers;

                (2)  the number of shares involved;

                (3)  the price at which such shares are to be sold;

                (4) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

                (5) that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

                (6)  other facts material to the transaction.

        The registration rights agreement entered into among us and the selling stockholders have reciprocal indemnification provisions between us and each selling stockholder to indemnify each other against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement of a material fact or any omission of a material fact. We have agreed to bear customary expenses incident to the registration of the shares for the benefit of the selling stockholders in accordance with such agreements, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the selling stockholder.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

        We have filed a registration statement on Form S-3 with the SEC to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and about this offering, you may refer to the registration statement and its exhibits. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC or on the SEC's website described above.

        This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        1.   Quarterly Report on Form 10-Q for the period ended September 30,
             2001;

        2. Proxy Statement on Schedule 14A for the 2001 Annual Meeting of Stockholders;

        3.   Quarterly Report on Form 10-Q for the period ended June 30, 2001;

        4. Annual Report on Form 10-K for the fiscal year ended March 31, 2001; and

        5. Registration Statement on Form 10, as amended, containing the description of our common stock, dated April 27, 1995.

        You may request a copy of these filings, at no cost, by writing to us at 4 Hutton Centre Drive, Suite 800, Santa Ana, CA 92707-8713, Attention: Investor Relations.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

        Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or to our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

        We have entered into an indemnification agreement with each of our directors and officers. In some cases, the provisions of the indemnification agreement may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature. The indemnification agreement may also require us to obtain directors' and officers' liability insurance, if available on reasonable terms. We maintain a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $10,000,000 through 2001.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        Jenkens & Gilchrist Parker Chapin LLP, New York, New York will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary.


                                     EXPERTS

        The financial statements as of March 31, 2001 and 2000 and for the years ended March 31, 2001, 2000 and 1999, incorporated in this prospectus by reference from Starbase Corporation's Annual Report on Form 10-K for the year ended March 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF ________________.

                                ----------------

                             TABLE OF CONTENTS                                          PAGE
----------------------------------------------------------------------------------    ---------
Company Summary                                                                              3
Risk Factors                                                                                 4
Forward-Looking Statements                                                                  12
Use of Proceeds                                                                             12
Selling Stockholders                                                                        12
Plan of Distribution                                                                        16
Where You Can Find More Information                                                         17
Indemnification of Directors and Officers                                                   18
Legal Matters                                                                               19
Experts                                                                                     19
-----------------------------------------------------------------------------------------------


                        19,672,983 SHARES OF COMMON STOCK

                              STARBASE CORPORATION

                                  -------------

                                   PROSPECTUS

                                  -------------

                               DECEMBER ___, 2001

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the fees and expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee    $ 3,184
Legal fees and expenses(1)                              40,000
Accounting fees and expenses(1)                          6,000
Transfer agent fees(1)                                     500
Printing and engraving expenses(1)                         500
Miscellaneous(1)                                         1,000
                                                       -------
Total                                                  $51,184

(1)    Estimated.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

        The Certificate of Incorporation of Starbase provides that directors shall not be personally liable for monetary damages to Starbase or its stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to Starbase or its stockholders, intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation of Starbase also authorizes Starbase to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. Starbase has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Certificate of Incorporation of Starbase or as otherwise permitted under Delaware law. Each Indemnification Agreement may require Starbase, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

        Starbase maintains a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $5,000,000 through 2001.

ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                  DESCRIPTION OF EXHIBIT
------------ -------------------------------------------------------------------
   4.1       Convertible Debenture and Warrant Purchase Agreement, dated as of
             November 20, 2001.
   4.2       Registration Rights Agreement dated as of November 20, 2001.
   4.3       Form of Convertible Debenture.
   4.4       Form of Warrant.
   5.1       Opinion of Jenkens & Gilchrist Parker Chapin, LLP.
   23.1      Consent of Jenkens & Gilchrist Parker Chapin, LLP. Included in
             Exhibit 5.1.
   23.2      Consent of Deloitte & Touche LLP
   24.1      Powers of Attorney of certain directors and officers of Starbase.
             Included as part of the signature page on page II-5 of this filing.

-------------------------

ITEM 17.       UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on December 21, 2001.

                                          STARBASE CORPORATION

                                          By: /s/ Douglas S. Norman
                                              ----------------------------------
                                              Douglas S. Norman
                                              Chief Financial Officer

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Stow III or Douglas S. Norman, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

           Signature                          Title                           Date
                                           President,
    /s/ William R. Stow III          Chief Executive Officer           December 21, 2001
---------------------------------   and Chairman of the Board
      William R. Stow III

      /s/ Donald R. Farrow          Executive Vice President           December 21, 2001
---------------------------------         and Director
        Donald R. Farrow

      /s/ Frank R. Caccamo                  Director                   December 21, 2001
---------------------------------
             Frank R. Caccamo

      /s/ John R. Snedegar                  Director                   December 21, 2001
---------------------------------
        John R. Snedegar

     /s/ Phillip E. Pearce                  Director                   December 21, 2001
---------------------------------
       Phillip E. Pearce

      /s/ Daniel P. Ginns                   Director                   December 21, 2001
---------------------------------
        Daniel P. Ginns

        /s/ James Harrer                    Director                   December 21, 2001
---------------------------------
          James Harrer

    /s/ Stanley A. Hirschman                Director                   December 21, 2001
---------------------------------
      Stanley A. Hirschman

     /s/ Barry W. Sullivan                  Director                   December 21, 2001
---------------------------------
       Barry W. Sullivan

     /s/ Douglas S. Norman          Chief Financial Officer and        December 21, 2001
---------------------------------       Assistant Secretary
       Douglas S. Norman

                                  EXHIBIT INDEX

EXHIBIT NO.                   DESCRIPTION OF EXHIBIT
------------ -------------------------------------------------------------------
   4.1       Convertible Debenture and Warrant Purchase Agreement, dated as of
             November 20, 2001.
   4.2       Registration Rights Agreement dated as of November 20, 2001.
   4.3       Form of Convertible Debenture.
   4.4       Form of Warrant.
   5.1       Opinion of Jenkens & Gilchrist Parker Chapin, LLP.
   23.1      Consent of Jenkens & Gilchrist Parker Chapin, LLP. Included in
             Exhibit 5.1.
   23.2      Consent of Deloitte & Touche LLP
   24.1      Powers of Attorney of certain directors and officers of Starbase.
             Included as part of the signature page on page II-5 of this filing.

-------------------------